EXHIBIT 12

                                CLECO CORPORATION
                           COMPUTATION OF EARNINGS TO
                          FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                   1999          1998          1997          1996          1995
                                                   ----          ----          ----          ----          ----
Earnings from continuing operations            $     56,766  $     53,801  $     52,519  $     52,135  $     48,703
Income taxes                                         27,224        26,666        27,729        26,154        25,229
                                               ------------  ------------  ------------  ------------  ------------
Earnings from continuing operations
    Before income taxes                        $     83,990  $     80,467  $     80,248  $     78,289  $     73,932
                                               ------------  ------------  ------------  ------------  ------------
Fixed charges:
    Interest, long-term debt                   $     25,337  $     23,350  $     23,676  $     25,134  $     24,516
    Interest, other                                   3,035         3,666         3,873         2,359         3,482
    Amortization of debt expense and
        premium, net                                  1,282         1,248         1,206         1,107         1,234
    Portion of rental expense
        representative of interest factor               607           486           487           445           457
                                               ------------  ------------  ------------  ------------  ------------
            Total fixed charges                $     30,301  $     28,750  $     29,242  $     29,045  $     29,689
                                               ------------  ------------  ------------  ------------  ------------
Earnings from continuing operations
    Before income taxes and fixed charges      $    114,291  $    109,217  $    109,490  $    107,334  $    103,621
                                               ============  ============  ============  ============  ============
Ratio of earnings to fixed charges                    3.77x         3.80x         3.74x         3.70x         3.49x
                                               ============  ============  ============  ============  ============
Fixed charges from above                       $     30,301  $     28,750  $     29,242  $     29,045  $     29,689
Preferred dividends                                   2,531         2,814         2,884         2,909         2,960
                                               ------------  ------------  ------------  ------------  ------------
    Total fixed charges and preferred
    Stock dividends                            $     32,832  $     31,564  $     32,126  $     31,954  $     32,649
                                               ============  ============  ============  ============  ============
Ratio of earnings to combined fixed
    Charges and preferred stock dividends             3.48x         3.46x         3.41x         3.36x         3.17x
                                               ============  ============  ============  ============  ============